Exhibit 4.2

WARRANT EXCHANGE AGREEMENT

This WARRANT EXCHANGE AGREEMENT (this “Agreement”), dated as of May 9, 2014, by and between PLC Systems, Inc., a Yukon Territory corporation (the “Company”), and each of the holders of the Company’s warrants set forth on the signature pages hereto (each, a “Holder” and collectively, the “Holders”).

WHEREAS, in connection with a series of private placement transactions, the Company issued (i) five year warrants, originally issued in February 2011 and reissued in February 2013, to purchase up to an aggregate of 65,263,158 shares of the Company’s common stock, no par value (the “Common Stock”), at an exercise price of $0.06 per share (as amended, the “2011 Warrants”); (ii) five year warrants, originally issued in July 2012 and reissued in February 2013, to purchase up to an aggregate of 16,315,789 shares of Common Stock, at an exercise price of $0.06 per share (as amended, the “2012 Warrants”); (iii) five year warrants to purchase up to an aggregate of 28,818,667 shares of Common Stock, at an exercise price of $0.06 per share (as amended, the “February 2013 Warrants”); (iv) five year warrants to purchase up to an aggregate of 30,625,001 shares of Common Stock, at an exercise price of $0.08 per share (the “September 2013 Warrants”); and (v) five year warrants to purchase up to an aggregate of 43,227,501 shares of Common Stock, at an exercise price of $0.06 per share (the “Ratchet Warrants” and together with the 2011 Warrants, the 2012 Warrants, the February 2013 Warrants and the September 2013 Warrants, the “Warrants”) to the investors in such private placements;

WHEREAS, each Holder owns those certain Warrants to purchase such shares of Common Stock as are listed on Schedule A attached hereto (the “Warrant Shares”) and has requested that the Company exchange such Holder’s Warrants, for no additional consideration, for such number of shares of Common Stock that is equal to a fraction, (i) the numerator of which is the product of (a) the number of Warrant Shares issuable upon the exercise of such Holder’s Warrants, multiplied by (b) two (2), and (ii) the denominator of which shall be three (3) (such shares, the “Exchange Shares” and such exchange of Warrants for Exchange Shares, the “Exchange”), with any fractional Exchange Share to be rounded up or down to the nearest whole Exchange Share;

WHEREAS, in order to improve the capital structure of the Company, the Company desires to consummate the Exchange pursuant to the terms proposed by the Holders;

WHEREAS, following the Exchange, the Warrants shall be automatically cancelled and terminated and the Holders shall have no further rights pursuant to the Warrants;

WHEREAS, the Exchange is being made in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”); and

WHEREAS, in addition to the Exchange, each Holder shall agree to certain covenants with respect to such Holder’s Exchange Shares and other shares of Common Stock held by such Holder (collectively, the “Subject Shares”);

NOW, THEREFORE, in consideration of the premises and mutual covenants herein below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	The Exchange. At the Closing (as defined below), the Company and the Holders shall, pursuant to Section 3(a)(9) of the Securities Act, exchange the Warrants for the Exchange Shares, as follows:

a.

Closing. The Exchange shall occur remotely via exchange of signatures as soon as practicable following the date hereof (the “Closing”). The Holders understand that this Agreement is not binding on the Company until the Company accepts it, which acceptance is in the Company’s sole discretion, by executing this Agreement where indicated.

b.

Exchange Shares. The Holders shall receive the number of Exchange Shares equal to two-thirds (2/3) of the number of Warrant Shares and as further set forth on Schedule A hereto, with any fractional Exchange Share to be rounded up or down to the nearest whole Exchange Share.

c.

Consideration. At the Closing, the Exchange Shares shall be issued to each Holder in exchange for such Holder’s Warrants without the payment of any other consideration by such Holder that would not be consistent with the application of Section 3(a)(9) of the Securities Act to the issuance of the Exchange Shares. Each Holder hereby agrees that, upon and subject to the Closing, all of the Company’s obligations under the terms and conditions of such Holder’s Warrants shall be automatically terminated and cancelled in full without any further action required, and that this Section 1(c) shall constitute an instrument of termination and cancellation of such Warrants.

d.

Delivery. In the Exchange, the Company shall, at the Closing, deliver the Exchange Shares to each Holder in certificated form. Each Holder shall deliver or cause to be delivered to the Company (or its designee), within five (5) trading days after the Closing, the original Warrants. For the avoidance of doubt, as of the Closing all of the Holders’ rights under the terms and conditions of the Warrants shall be extinguished.

e.

Other Documents. The Company and the Holders shall execute and/or deliver such other documents and agreements as are reasonably necessary to effectuate the Exchange pursuant to the terms of this Agreement.

2.	Representations and Warranties.

a.	Holders’ Representations and Warranties. Each Holder hereby represents and warrants to the Company:

i.	Such Holder is either an individual or an entity validly existing and in good standing under the laws of the jurisdiction of its organization.

ii.

This Agreement has been duly authorized, validly executed and delivered by such Holder and is a valid and binding agreement and obligation of such Holder enforceable against such Holder in accordance with its terms, subject to limitations on enforcement by general principles of equity and by bankruptcy or other laws affecting the enforcement of creditors’ rights generally, and such Holder has full power and authority to execute and deliver this Agreement and the other agreements and documents referred to in Section 1(e) and to perform its obligations hereunder and thereunder.

iii.

Such Holder understands that the Exchange Shares are being offered, sold, issued and delivered to it in reliance upon specific provisions of federal and applicable state securities laws, and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Holder set forth herein for purposes of qualifying for exemptions from registration under the Securities Act and applicable state securities laws.

iv.

Such Holder is not acquiring the Exchange Shares as a result of any advertisement, article, notice or other communication regarding the Exchange Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general advertisement.

v.

Such Holder, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Exchange Shares, and has so evaluated the merits and risks of such investment. Such Holder is able to bear the economic risk of an investment in the Exchange Shares and, at the present time, is able to afford a complete loss of such investment.

vi.

Such Holder acknowledges that the offer, sale, issuance and delivery of the Exchange Shares to it is intended to be exempt from registration under the Securities Act, by virtue of Section 3(a)(9) thereof. Such Holder understands that the Exchange Shares may be sold or transferred only in compliance with all federal and applicable state securities laws.

vii.

Such Holder understands that the Exchange Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and such Holder is acquiring the Exchange Shares as principal for its own account and not with a view to or for distributing or reselling such Exchange Shares or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Exchange Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Exchange Shares in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting such Holder’s right to sell the Exchange Shares in compliance with applicable federal and state securities laws). Such Holder is acquiring the Exchange Shares hereunder in the ordinary course of its business.

viii.

Such Holder owns and holds, beneficially and of record, the entire right, title, and interest in and to such Holder’s Warrants free and clear of all rights and Encumbrances (as defined below). Such Holder has full power and authority to transfer and dispose of the Warrants to the Company free and clear of any right or Encumbrance. Other than the transactions contemplated by this Agreement, there is no outstanding vote, plan, pending proposal, or other right of any person to acquire all or any of the Warrants. As used herein, “Encumbrances” shall mean any security or other property interest or right, claim, lien, pledge, option, charge, security interest, contingent or conditional sale, or other title claim or retention agreement, interest or other right or claim of third parties, whether perfected or not perfected, voluntarily incurred or arising by operation of law, and including any agreement (other than this Agreement) to grant or submit to any of the foregoing in the future. The Warrants set forth opposite such Holder’s name on Schedule A hereto constitutes all of the Warrants owned or held of record or beneficially owned or held by such Holder.

b.	Company Representations and Warranties. The Company hereby represents and warrants to the Holders:

i.

The Exchange Shares have been duly authorized by all necessary corporate action, and, when issued and delivered in accordance with the terms hereof, the Exchange Shares shall be validly issued and outstanding, fully paid and nonassessable, and, except as otherwise set forth herein, free and clear of all liens, encumbrances and rights of refusal of any kind.

ii.

This Agreement has been duly authorized, validly executed and delivered on behalf of the Company and is a valid and binding agreement and obligation of the Company enforceable against the Company in accordance with its terms, subject to limitations on enforcement by general principles of equity and by bankruptcy or other laws affecting the enforcement of creditors’ rights generally, and the Company has full power and authority to execute and deliver this Agreement and the other agreements and documents contemplated hereby and to perform its obligations hereunder and thereunder.

iii.

The Company represents that it has not paid, and shall not pay, any commissions or other remuneration, directly or indirectly, to any third party for the solicitation of the Exchange contemplated by this Agreement. Other than the exchange of a Holder’s Warrants, the Company has not received and will not receive any consideration from such Holder for the Exchange Shares to be issued to such Holder pursuant to this Agreement.

iv.

The Company has not, nor has any person acting on its behalf, directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the Exchange and the issuance of the Exchange Shares pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act which would prevent the Company from delivering the Exchange Shares to each Holder pursuant to Section 3(a)(9) of the Securities Act, nor will the Company take any action or steps that would cause the Exchange, issuance and delivery of the Exchange Shares to be integrated with other offerings to the effect that the delivery of the Exchange Shares to the Holders would be seen not to be exempt pursuant to Section 3(a)(9) of the Securities Act.

v.

For the purposes of Rule 144 of the Securities Act, the Company acknowledges that the holding period of the Exchange Shares may be tacked onto the holding period of the Warrants pursuant to Rule 144(d)(3)(ii).

3.	Additional Covenants.

a.

Voting of Subject Shares. At any meeting of the shareholders of the Company called to adopt or approve any of the transactions set forth in the Agreement and Plan of Merger substantially in the form attached hereto as Annex I, which shall be subject to such changes or modifications in terms as the Company and its board of directors shall determine to be necessary or advisable (the “Transactions”) or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Transactions or any other transaction contemplated by the Transactions is sought, and at every adjournment or postponement thereof, each Holder shall, or shall cause the holder of record on any applicable record date to, appear or otherwise cause such Holder’s Subject Shares to be counted as present for purposes of establishing a quorum at any such meeting of the Company’s shareholders and vote such Holder’s Subject Shares, (A) in favor of (i) the adoption and approval of such Transactions being voted upon and any transactions contemplated thereunder (the “Subject Transactions”), and (ii) approval of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the adoption and approval of the Subject Transactions on the date on which such meeting is held, (B) against (i) any action or agreement which would in any material respect impede, interfere with or prevent the Subject Transactions, including, but not limited to, any other extraordinary corporate transaction, including, a merger, acquisition, sale, consolidation, reorganization, recapitalization, extraordinary dividend or liquidation involving the Company and any Person (as defined below), or any other proposal of any Person to acquire the Company or all or substantially all of the assets thereof, or (ii) any action, proposal, transaction or agreement that would reasonably be expected to result in the failure of any conditions contained in any of the definitive documentation related to the Subject Transactions or result in a breach of any covenant, representation or warranty or any other obligation or agreement of such Holder under this Agreement, and/or (C) in favor of any other matter necessary for consummation of the Subject Transactions, which is considered at any such meeting of the Company’s shareholders.

b.

No Transfer; No Inconsistent Arrangements. Except as provided hereunder (including pursuant to Section 3(a)), pursuant to the Transactions, such Holder shall not, directly or indirectly, (i) except for already existing liens pledged to secure personal credit lines or loans, which liens and pledges will be released not later than the time such Subject Shares are tendered pursuant to the Transactions, if necessary, create or permit to exist any lien, other than Permitted Encumbrances (as defined below), on any or all of such Holder’s Subject Shares, (ii) except as otherwise permitted below, transfer, sell, assign, gift, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, or enter into any derivative arrangement with respect to (collectively, “Transfer”), any or all of such Holder’s Subject Shares, including any right or interest therein (or consent to any of the foregoing), (iii) except as otherwise permitted below, enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of any or all of such Holder’s Subject Shares or any right or interest therein, (iv) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any or all of such Holder’s Subject Shares, (v) deposit or permit the deposit of any or all of such Holder’s Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of such Subject Shares, or (vi) take or permit any other action that would in any way restrict, limit or interfere with the performance of such Holder’s obligations hereunder or the transactions contemplated hereby or otherwise make any representation or warranty of such Holder herein untrue or incorrect in any material respect. Any action taken in violation of the foregoing sentence shall be null and void ab initio and such Holder agrees that any such prohibited action may and should be enjoined. If any involuntary Transfer of any or all of such Holder’s Subject Shares shall occur (including, if applicable, a sale by such Holder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement. Such Holder agrees that it shall not, and shall cause each of its “Affiliates” (as defined below) not to, become a member of a “group” (as defined under Section 13(d) of the Exchange Act) with respect to any equity securities in the Company for the purpose of opposing or competing with or taking any actions inconsistent with the Transactions. Notwithstanding the foregoing, such Holder may make Transfers of Subject Shares and any rights or interests therein in each of the foregoing (x) to any “Permitted Transferee” (as defined below), in which case the Subject Shares shall continue to be bound by this Agreement and provided that any such Permitted Transferee agrees in writing to be bound by the terms and conditions of this Agreement prior to the consummation of any such Transfer; or (y) as the Company may otherwise agree in writing in its sole discretion. If so requested by the Company, such Holder agrees that the Subject Shares shall bear a legend stating that the Subject Shares are subject to this Agreement, provided such legend shall be removed if in the Company’s reasonable judgment, the Transactions will not be effected or if this Agreement is otherwise terminated in accordance with the terms hereof. A “Permitted Encumbrance” means any liens pursuant to any applicable restrictions on transfer under the Securities Act. A “Permitted Transferee” means, with respect to any Holder, (A) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild, or the spouse of any child, adopted child, grandchild, or adopted grandchild of such Holder or a former spouse who is entitled to such transfer pursuant to the terms of a domestic relations order, (B) any charitable organization described in Section 170(c) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, (C) any trust, the beneficiaries of which include only one or more of the Persons named in clause (A) or (B) of this definition, or (D) any corporation, limited liability company, or partnership, the stockholders, members, and general or limited partners of which include only the Persons named in clause (A) or (B) of this definition. An “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in the definition of “Affiliate,” the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. A “Person” means (i) an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity, but shall not include a governmental authority, or (ii) any “person” for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

c.

No Exercise of Appraisal Rights; Actions. Such Holder (i) waives and agrees not to exercise any appraisal rights in accordance with the Yukon Business Corporations Act in respect of such Holder’s Subject Shares that may arise with respect to the Transactions and (ii) agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company, any other Person party to the Transactions or any of their respective successors (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (y) alleging breach of any fiduciary duty of any Person in connection with the negotiation and entry into the Transactions.

d.

Documentation and Information. Such Holder shall not make any public announcement regarding this Agreement, the Transactions or the transactions contemplated hereby or thereby without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed. Such Holder agrees to promptly give the Company any information such party may reasonably require for the preparation of any disclosure documents, and such Holder agrees to promptly notify the Company of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that such Holder shall become aware that any such information shall have become false or misleading in any material respect.

e.

Adjustments. In the event (i) of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company on, of or affecting the Subject Shares or (ii) that such Holder shall become the beneficial owner of any additional shares of Common Stock, then the terms of this Agreement shall apply to the shares of Common Stock held by such Holder immediately following the effectiveness of the events described in clause (i) or such Holder becoming the beneficial owner thereof as described in clause (ii), as though, in either case, they were Subject Shares hereunder. In the event that any such Holder shall become the beneficial owner of any other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 3(a) hereof, then the terms of Section 3(a) hereof shall apply to such other securities as though they were Subject Shares hereunder.

f.

Termination. The obligations of the Holders set forth in this Section 3 shall terminate automatically, without any notice or other action by any Person, upon the first to occur of (i) consummation of the Transactions, (ii) the passage of 180 days following the date hereof, and (iii) the mutual written consent of all of the parties hereto. Upon termination of this Section 3, no Holder shall have any further obligations or liabilities under this Section 3; provided, however, that nothing in this Section 3(f) shall relieve any Holder of any liability for a breach of this Section 3 prior to the effective date of termination.

4.	Miscellaneous.

a.

Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior and contemporaneous agreements and understandings, both oral and written, between the Holders and the Company with respect to the subject matter hereof.

b.	Amendment. This Agreement may only be amended with the written consent of the Holders and the Company.

c.	Successors. All the covenants and provisions of this Agreement by or for the benefit of the Holders or the Company shall bind and inure to the benefit of their respective successors and assigns.

d.

Applicable Law; Consent to Jurisdiction. The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Each of the parties hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each party hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

e.

Counterparts. This Agreement may be executed in original or facsimile counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all of such counterparts shall together constitute but one and the same instrument.

f.

Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

g.

No Commissions. Neither the Company nor any Holder has paid or given, or will pay or give, to any person, any commission, fee or other remuneration, directly or indirectly, in connection with the transactions contemplated by this Agreement.

* * * * * * *

IN WITNESS WHEREOF, this Warrant Exchange Agreement has been duly executed by the undersigned as of the date first written above.

PLC SYSTEMS, INC.

By:	/s/ Mark R. Tauscher
Name:	Mark R. Tauscher
Title:	Chief Executive Officer

[Holder Signature Page To Follow]

[Company Signature Page to Warrant Exchange Agreement]

IN WITNESS WHEREOF, this Warrant Exchange Agreement has been duly executed by the undersigned as of the date first written above.

HOLDER:

By:
Name:
Title:

WARRANT NUMBER: R - NUMBER OF WARRANT SHARES:

[Holder Signature Page to Warrant Exchange Agreement]

SCHEDULE A

The 2011 Warrants
Name of Warrant Holder	Warrant Number	Number of Warrant Shares	Number of Exchange Shares
GCP IV LLC	R-1A	20,047,291	13,364,861

The 2012 Warrants
Name of Warrant Holder	Warrant Number	Number of Warrant Shares	Number of Exchange Shares
GCP IV LLC	R-2A	8,157,895	5,438,597
GRQ Consultants, Inc.401K	R-2E	2,719,299	1,812,866

The February 2013 Warrants
Name of Warrant Holder	Warrant Number	Number of Warrant Shares	Number of Exchange Shares
GCP IV LLC	R-5	8,000,000	5,333,333
Alpha Capital Anstalt	R-6	3,333,333	2,222,222
Joseph I. Kazarnovsky	R-7	1,666,667	1,111,111
Brio Capital Master Fund Ltd.	R-8	1,333,333	888,889
Fortis Business Holdings LLC	R-9	1,000,000	666,667
Chaim H. Rausman	R-10	800,000	533,333
Starcity Capital LLC	R-11	800,000	533,333
LRFI LLC	R-12	333,333	222,222
BEBE Holdings, LLC	R-13	500,000	333,333
Gila Silber	R-14	233,333	155,555
Cranshire Capital Master Fund Ltd	R-15	166,667	111,111
Leon Frenkel	R-16	200,000	133,333
Triage Capital Management L.P.	R-17	200,000	133,333
American European Insurance Company	R-18	500,000	333,333
Alexander Hasenfeld, Inc. Profit Sharing Plan	R-19	233,333	155,555
Nachum Stein	R-20	166,667	111,111
HSI Partnership	R-21	100,000	66,667
Denville and Dover Fund LLC	R-22	1,666,667	1,111,111
Barry Honig	R-23	1,666,667	1,111,111
Sandor Capital Master Fund	R-24	1,333,333	888,889
GRQ Consultants, Inc. 401K	R-25	1,000,000	666,667
Robert S. Colman Trust	R-26	666,667	444,445
HS Contrarian Investments LLC	R-27	333,333	222,222
Holmes Revocable Trust	R-28	200,000	133,333
Richard Molinsky	R-29	166,667	111,111
Ronald Low	R-30	333,334	222,223
Palladium Capital Advisors, LLC	R-31	471,333	314,222
Leon Frenkel	R-32	200,000	133,333
Moishe Hartstein	R-33	1,414,000	942,667

The September 2013 Warrants

[Schedule A to Warrant Exchange Agreement]

Name of Warrant Holder	Warrant Number	Number of Warrant Shares	Number of Exchange Shares
GCP IV LLC	R-34	16,666,667	11,111,111
Alpha Capital Anstalt	R-35	4,166,667	2,777,778
Denville and Dover Fund LLC	R-36	1,666,667	1,111,111
Barry Honig	R-37	2,500,000	1,666,667
GRQ Consultants, Inc. 401K	R-38	2,500,000	1,666,667
Sandor Capital Master Fund	R-39	1,666,667	1,111,111
Palladium Capital Advisors, LLC	R-40	1,458,333	972,222

The Ratchet Warrants
Name of Warrant Holder	Warrant Number	Number of Warrant Shares	Number of Exchange Shares
GCP IV LLC	R-41	12,000,000	8,000,000
Alpha Capital Anstalt	R-42	5,000,000	3,333,333
Palladium Capital Advisors, LLC	R-43	706,500	471,000
Michael Hartstein	R-44	2,121,000	1,414,000
Joseph I. Kazarnovsky	R-45	2,500,000	1,666,667
Brio Capital Master Fund Ltd.	R-46	2,000,000	1,333,333
Fortis Business Holdings LLC	R-47	1,500,000	1,000,000
Chaim H. Rausman	R-48	1,200,000	800,000
Starcity Capital LLC	R-49	1,200,000	800,000
LRFI LLC	R-50	500,000	333,333
BEB Holdings, LLC	R-51	750,000	500,000
Gila Silber	R-52	350,000	233,333
Cranshire Capital Master Fund Ltd.	R-53	250,000	166,667
Leon Frenkel	R-54	300,000	200,000
Triage Capital Management L.P.	R-55	300,000	200,000
American European Insurance Company	R-56	750,000	500,000
Alexander Hasenfeld, Inc. Profit Sharing Plan	R-57	350,000	233,333
Nachum Stein	R-58	250,000	166,667
HSI Partnership	R-59	150,000	100,000
Denville and Dover Fund LLC	R-60	2,500,000	1,666,667
Barry Honig	R-61	2,500,000	1,666,667
Sandor Capital Master Fund	R-62	2,000,000	1,333,333
GRQ Consultants, Inc. 401K	R-63	1,500,000	1,000,000
Robert S. Colman Trust	R-64	1,000,000	666,667
HS Contrarian Investments LLC	R-65	500,000	333,333
Gordon Holmes	R-66	300,000	200,000
Richard Molinsky	R-67	250,000	166,667
Ronald Low	R-68	500,001	333,334

[Schedule A to Warrant Exchange Agreement]

ANNEX I

Agreement and Plan of Merger

[Annex I to Warrant Exchange Agreement]